As filed with the Securities and Exchange Commission on December 23, 2015

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	430 East 29th Street, Suite 940 New York, NY 10016 (Address of Principal Executive Offices Including Zip Code)	52-1841431 (I.R.S. Employer Identification No.)

 IMMUNE PHARMACEUTICALS INC. 2015 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Daniel G. Teper

Chief Executive Officer

430 East 29th Street, Suite 940, New York, NY 10016

(Name and Address of Agent for Service)

(646) 440-9310

(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Jeffrey P. Schultz, Esq.

Merav Gershtenman, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

Chrysler Center, 666 Third Avenue

New York, NY 10017

Tel: (212) 935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	5,000,000	$0.755	$3,775,000	$380.15

(1)	The number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Immune Pharmaceuticals Inc. (the “Registrant”), stated above consists of the aggregate number of shares that may be issued pursuant to awards that may be hereafter granted under the Immune Pharmaceuticals Inc. 2015 Equity Incentive Plan (the “Plan”). The maximum number of shares that may be sold upon the exercise of options or issuance of other stock-based awards granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are based upon $0.755, which is the average of the high and low sale prices per share of the Common Stock as reported on the NASDAQ Capital Market as of a date (December 17, 2015) within five business days prior to filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.  The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

This Registration Statement registers 5,000,000 shares of common stock that may be issued and sold under the Plan. The Plan was approved at the 2015 Annual Meeting of Stockholders on December 9, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

 The following documents previously filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on April 15, 2015, as amended by Form 10-K/A filed on April 30, 2015;
•	The Registrant’s Quarterly Reports on Form 10-Q, filed on May 15, 2015, August 14, 2015, and November 16, 2015;
•	The Registrant’s Proxy Statement on Schedule 14A filed on November 13, 2015 and additional materials filed on December 8, 2015 (only with respect to the portions that are deemed “filed” with the Commission under the Exchange Act);
•	The Registrant’s Current Reports on Form 8-K (only with respect to the portions that are deemed “filed” with the Commission under the Exchange Act) filed on January 6, 2015, January 21, 2015, February 10, 2015, March 11, 2015, March 16, 2015, April 21, 2015, June 11, 2015, June 29, 2015, July 2, 2015, July 8, 2015, July 17, 2015, July 29, 2015, August 31, 2015, September 15, 2015, September 24, 2015, September 30, 2014, November 12, 2015, December 8, 2015, December 9, 2015 and December 14, 2015; and
•	the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed on August 20, 2014 pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-195251) filed on April 14, 2014 and declared effective by the Commission on April 25, 2014, and any amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Our Third Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our Third Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our Third Amended and Restated Certificate of Incorporation provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We maintain insurance policies that indemnify our directors and officers that might be incurred by any director or officer in his capacity as such.

Any underwriting agreements that we may enter into will likely provide for the indemnification of us, our controlling persons, our directors and certain of our officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The foregoing discussion of our certificate of incorporation, bylaws, indemnification agreements, and Delaware Law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements, or law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on December 23, 2015.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Dr. Daniel G. Teper
Dr. Daniel G. Teper Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel G. Teper, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Immune Pharmaceuticals Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the listed capacities and on the dates indicated:

Signature	Title	Date
/s/ Dr. Daniel G. Teper Dr. Daniel G. Teper	Chief Executive Officer (Principal Executive Officer) and a Director	December 23, 2015
/s/ Gad Berdugo Gad Berdugo	Chief Financial Officer – Senior Vice President, Finance and Administration, Secretary (Principal Financial Officer and Principal Accounting Officer)	December 23, 2015
/s/ Daniel Kazado Daniel Kazado	Chairman of the Board of Directors	December 23, 2015
/s/ Dr. Cameron Durrant Cameron Durrant	Director	December 23, 2015
/s/ Elliot M. Maza Elliot M. Maza	Director	December 23, 2015

EXHIBIT INDEX

Exhibit No.
4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed May 21, 2008).
4.2	Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed July 9, 2009).
4.3	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed January14, 2010).
4.4	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed August 21, 2013).
4.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed February 18, 2010).
4.6	Specimen Common Stock Certificate (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed May 21, 2008).
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).
23.2*	Consent of EisnerAmper LLP.
24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration).
99.1*@	Immune Pharmaceuticals Inc. 2015 Equity Incentive Plan.
99.2*@	Form of Stock Option Award Agreement under the Registrant’s 2015 Equity Incentive Plan.

* Filed herewith.

@ Management contract or compensatory plan or arrangement.